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                                                                   Exhibit 5.1

                   [Letterhead of Oppenheimer Wolff & Donnelly LLP]


May 22, 1998

Nash-Finch Company
7600 France Avenue South
P.O. Box 355
Minneapolis, MN 55440-0355

     Re:  Registration Statement On Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Nash-Finch Company, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission with respect to up to $165,000,000 aggregate principal amount of the Company's 8 1/2% Senior Subordinated Notes due 2008, Series B (the "Exchange Notes") and the related guarantees (the "Guarantees") of certain of the Company's subsidiaries named in the Registration Statement (the "Guarantors"). The Exchange Notes and the Guarantees will be offered in exchange for the Company's issued and outstanding 8 1/2% Senior Subordinated Notes due 2008, Series A (the "Series A Notes") and related guarantees, all as described in the Registration Statement.

     The Exchange Notes are to be issued in exchange for Series A Notes pursuant to an indenture (the "Indenture") dated as of April 24, 1998 between the Company, the Guarantors and U.S. Bank Trust National Association, as Trustee (the "Trustee") and the related Registration Rights Agreement among the Company, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Nesbitt Burns Securities Inc. and Piper Jaffray Inc. (the "Registration Rights Agreement").

     In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes and the Guarantees, when duly executed and authenticated in accordance with the terms of the Indenture, and delivered in exchange for Series A Notes and related guarantees in accordance with the terms of the Indenture, will have been validly issued and will be legally binding obligations of the Company and the Guarantors, respectively, subject to (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors generally and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies), regardless of whether considered in a proceeding at law or in equity.

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     We express no opinion herein other than as to the laws of the State of
Minnesota, the federal laws of the United States and the Delaware General Corporation Law.

     We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Oppenheimer Wolff & Donnelly LLP